State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 02/20/2025
FILED 05:53 PM 02/20/2025
SR 20250642964 - File Number 5321852

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

BioAdaptives, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of BioAdaptives, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

FOURTH: The Corporation is authorized to issue a total number of common shares of **1,250,000,000** shares having a par value of **$0.0001000** per share. The Corporation is also authorized to issue a total number of preferred shares of **31,000,000** having a par value of **$0.0001000** per share. The board of directors (the "Board") is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said BioAdaptives, Inc. has caused this certificate to be signed by its Authorized Officer.

BY: ______________________________

Name: James Keener
Authorized Officer

Date: 2/20/2025